     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 2001.
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          INTERNET CAPITAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7389                            23-2996071
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                              435 DEVON PARK DRIVE
                                  600 BUILDING
                           WAYNE, PENNSYLVANIA 19087
                                 (610) 989-0111
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             HENRY N. NASSAU, ESQ.
                MANAGING DIRECTOR, GENERAL COUNSEL AND SECRETARY
                          INTERNET CAPITAL GROUP, INC.
                              435 DEVON PARK DRIVE
                                  600 BUILDING
                           WAYNE, PENNSYLVANIA 19087
                                 (610) 989-0111
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH A COPY TO:
                          CHRISTOPHER G. KARRAS, ESQ.
                                    DECHERT
                            4000 BELL ATLANTIC TOWER
                                1717 ARCH STREET
                             PHILADELPHIA, PA 19103
                                 (215) 994-4000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

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                                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
        TO BE REGISTERED                 REGISTERED             PER SHARE(1)              PRICE(1)          REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value            20,000,000                $1.74               $34,800,000.00            $8,700.00
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, based on the average of the high and low selling prices of the common stock on June 26, 2001.

(2) Pursuant to Rule 457(p) $25,662.00 previously paid with respect to 2,854,559 unsold shares previously registered under an earlier registration statement on Form S-4 filed initially by the registrant on July 28, 2000 (Registration No. 333-42528), will offset the registration fee for this registration statement.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT WILL BE USED IN CONNECTION WITH FUTURE EXCHANGE OFFERS, BUSINESS COMBINATION TRANSACTIONS OR ACQUISITIONS IN AMOUNTS, AT PRICES AND ON TERMS AS WE MAY DETERMINE AT THE TIME OF THE FUTURE OFFERING.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 29, 2001

PROSPECTUS

                               20,000,000 SHARES

                            [INTERNET CAPITAL LOGO]

                                  COMMON STOCK

                            ------------------------

     This prospectus relates to 20,000,000 shares of our common stock, par value $.001 per share, that we may issue and offer for sale from time to time in connection with exchange offers, business combination transactions or acquisitions in amounts, at prices and on terms as we may determine at the time of offering. We have not fixed a period of time during which the common stock offered by this prospectus may be offered or sold.

     We will pay all expenses of this offering. No underwriting discounts or commissions will be paid in connection with the issuance of our common stock in exchange offers, business combination transactions or acquisitions. However, finder's fees may be paid with respect to any of such transactions. Any person receiving a finder's fee may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933.

     Our common stock is listed on The NASDAQ National Market under the symbol "ICGE." The last reported sale price of our common stock on June 28, 2001, was $1.90 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" STARTING ON PAGE 2.

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Internet Capital Group or any other person. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy the common stock of Internet Capital Group in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Internet Capital Group since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is                , 2001

                               TABLE OF CONTENTS

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                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
RISK FACTORS................................................    2
FORWARD-LOOKING STATEMENTS..................................   17
USE OF PROCEEDS.............................................   17
DIVIDEND POLICY.............................................   17
INTERNET CAPITAL GROUP, INC. UNAUDITED PRO FORMA
  INFORMATION...............................................   18
LEGAL MATTERS...............................................   24
EXPERTS.....................................................   24
WHERE YOU CAN FIND MORE INFORMATION.........................   24

                            ------------------------

                             ABOUT THIS PROSPECTUS

     The terms "Internet Capital Group," the "Company," "our" and "we," as used in this prospectus, refer to Internet Capital Group, L.L.C. and its wholly-owned subsidiary, Internet Capital Group Operations, Inc. (formerly known as Internet Capital Group, Inc.), for periods before the reorganization of Internet Capital Group, L.L.C. into Internet Capital Group, Inc., except where it is clear that the term refers only to Internet Capital Group, Inc. For periods after the reorganization, these terms refer to Internet Capital Group, Inc. and its wholly-owned subsidiaries Internet Capital Group Operations, Inc., Internet Capital Group (Europe) Limited, ICG Holdings, Inc. and ICG Holdings, Inc.'s wholly-owned subsidiaries, except where it is clear that the term refers only to Internet Capital Group, Inc. In addition, all information in this prospectus gives effect to the reorganization that was effected before this offering. This reorganization is described in our Annual Report on Form 10-K for the year ended December 31, 2000 under the heading "Business Overview."

     Although we refer to the companies in which we have acquired a convertible debt or an equity ownership interest as our "partner companies" and we indicate that we have a "partnership" with these companies, we do not act as an agent or legal representative for any of our partner companies, we do not have the power or authority to legally bind any of our partner companies, and we do not have the types of liabilities in relation to our partner companies that a general partner of a partnership would have.

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

     We expect to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm.

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE AT THE INTERNET WEB SITE THAT THE SEC MAINTAINS AT HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 24. THIS INFORMATION IS ALSO AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS BY WRITING OR TELEPHONING US AT THE ADDRESS OR TELEPHONE NUMBER LISTED BELOW. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE THAT YOU MUST MAKE AN INVESTMENT DECISION.

                              435 DEVON PARK DRIVE
                                  600 BUILDING
                           WAYNE, PENNSYLVANIA 19087
                        ATTENTION: HENRY N. NASSAU, ESQ.
                           TELEPHONE: (610) 989-0111

                                    SUMMARY

     This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision.

                             INTERNET CAPITAL GROUP

     We are an Internet holding company actively engaged in business-to-business, or B2B, e-commerce through a network of partner companies. As of June 22, 2001, we owned interests in 63 B2B e-commerce companies that we refer to as our partner companies. Our goal is to build companies that can obtain number one or two positions in their respective markets by delivering the software and services to help businesses increase efficiency, reduce costs and focus on their core competencies. Our partner companies span three primary sectors of B2B ecommerce: technology infrastructure, horizontal service providers and vertical solutions providers.

     Our operating strategy is to build and develop our partner companies by providing the companies with a collaborative network that leverages our collective knowledge and resources. We use these collective resources to actively support the business strategies, operations and management teams of our partner companies. Our resources include the experience, industry relationships and specific expertise of our management team, our partner companies' management and our Advisory Board. Currently, our Advisory Board consists of individuals with executive-level experience in general management, sales and marketing and information technology at leading companies such as Coca-Cola Company, Exodus Communications, IBM Corporation, Allied Signal, General Electric, MasterCard and Merrill Lynch.

     We are a Delaware corporation. Our principal executive office is located at 435 Devon Park Drive, 600 Building, Wayne, Pennsylvania 19087 and our telephone number is (610) 989-0111. We also maintain offices in San Francisco, California; Boston, Massachusetts; and London, England. We maintain a Web site on the World Wide Web at www.icge.com. and www.internetcapital.com. The information on our Web site is not part of this prospectus.

                                  THE OFFERING

Common Stock offered..........   20,000,000 shares to be issued in connection
                                 with future exchange offers, business
                                 combination transactions or acquisitions.

Common Stock outstanding......   281,457,858 at June 22, 2001

Voting Rights.................   The holders of the common stock have one vote
                                 per share.

Use of Proceeds...............   We will not receive any cash proceeds from this
                                 offering. See "Use of Proceeds."

NASDAQ symbol.................   ICGE

                                  RISK FACTORS

     Ownership of our common stock will provide you with an equity ownership interest in Internet Capital Group. As one of our stockholders, your investment will be subject to risks inherent in our business. The price of our common stock may decline. You should carefully consider the following factors as well as other information contained in this prospectus and any prospectus supplement before deciding to invest in shares of our common stock.

RISKS PARTICULAR TO INTERNET CAPITAL GROUP

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU MAY EVALUATE US.

     We were formed in March 1996 and have a limited operating history upon which you may evaluate our business and prospects. We and our partner companies are among the many companies that have entered into the emerging business-to-business, or B2B, e-commerce market. Many of our partner companies are in the early stages of their development. Our business and prospects must be considered in light of the risk, expense and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets such as B2B e-commerce. If we are unable to effectively allocate our resources and help develop those existing partner companies that we believe have the most near term potential, our stock price may be adversely affected and we may be unable to execute our strategy of developing and maintaining a collaborative network of partner companies.

SEVERAL LAWSUITS HAVE BEEN BROUGHT AGAINST US AND THE OUTCOME OF THESE LAWSUITS IS UNCERTAIN.

     Several lawsuits have been brought against us and the underwriters of our initial public offering and follow-on offering. These lawsuits allege, among other things, that the underwriters engaged in sales practices that had the effect of inflating our stock price, and that our prospectuses for these offerings were materially misleading because they did not disclose these sales practices. We intend to vigorously defend against these lawsuits. In addition, similar actions have been brought against VerticalNet, Inc. ("VerticalNet"), one of our partner companies. No assurance can be given as to the outcome of these lawsuits.

OUR STOCK PRICE HAS BEEN VOLATILE IN THE PAST AND MAY CONTINUE TO BE VOLATILE IN THE FUTURE.

     On December 22, 1999, our common stock traded at $212 per share. On June 22, 2001, our common stock closed at $1.71.

     Our stock price has historically been very volatile. Stock prices of companies engaged in B2B e-commerce have generally been volatile as well. This volatility may continue in the future. The following factors, among others, will add to our common stock price's volatility:

     - actual or anticipated variations in our quarterly results and those of our partner companies;

     - changes in the market valuations of our partner companies and other Internet companies;

     - conditions or trends in the Internet industry in general and the B2B sector in particular;

     - negative changes in the public's perception of the prospects of Internet companies;

     - changes in the size, form or rate of our acquisitions;

     - changes in our financial estimates and those of our partner companies by securities analysts;

     - new products or services offered by us, our partner companies and their competitors;

     - announcements by our partner companies and their competitors of technological innovations;

     - announcements by us or our partner companies or our competitors of significant acquisitions, strategic partnerships or joint ventures;

     - our capital commitments;

     - additional sales of our securities;

     - additions to or departures of our key personnel of our partner companies; and

     - general economic conditions such as a recession, or interest rate or currency rate fluctuations.

     Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance.

OUR BUSINESS DEPENDS UPON THE PERFORMANCE OF OUR PARTNER COMPANIES, WHICH IS UNCERTAIN.

     Economic, governmental, industry and internal company factors outside our control affect each of our partner companies. If our partner companies do not succeed, the value of our assets and the price of our common stock could decline. The material risks relating to our partner companies include:

     - fluctuations in the market price of the common stock of VerticalNet, Breakaway Solutions, Inc. ("Breakaway Solutions"), eMerge Interactive, Inc. ("eMerge Interactive"), Onvia.com, Inc. ("Onvia.com"), Universal Access, Inc. ("Universal Access") and ICG Asia, Ltd. ("ICG Asia") our publicly traded partner companies, and other future publicly traded partner companies, which are likely to affect the price of our common stock;

     - many of our partner companies are in the early stages of their development with limited operating history, little revenue and substantial losses;

     - lack of the widespread commercial use of the Internet, which may prevent our partner companies from succeeding;

     - intensifying competition for the products and services our partner companies offer, which could lead to the failure of some of our partner companies; and

     - the inability of our partner companies to secure additional financing, which may force some of our partner companies to cease or scale back operations.

     Of our $1.6 billion in total assets as of March 31, 2001, $929.9 million, or 56.5%, consisted of ownership interests in and advances to our partner companies. The carrying value of our partner company ownership interests includes our original acquisition cost, the effect of accounting for certain of our partner companies under the equity method of accounting, the effect of adjustments to our carrying value resulting from certain issuances of equity securities by our partner companies, and the effect of impairment charges recorded for the decrease in value of certain partner companies. The carrying value of our partner companies will be impaired and decrease if one or more of our partner companies do not succeed. The carrying value of our partner companies is not marked to market. Therefore, a decline in the market value of one of our publicly traded partner companies may impact our financial position by not more than the carrying value of the partner company. However, this decline would likely affect the price of our common stock. For example, VerticalNet, Breakaway Solutions, eMerge Interactive, Onvia.com, Universal Access and ICG Asia, our publicly traded partner companies, had respective market values of approximately $121.7 million, $5.6 million, $36.8 million, $63.5 million, $401.8 million and $349.1 million as of June 22, 2001. A decline in the market value of VerticalNet, Breakaway Solutions, Universal Access, Onvia.com, eMerge Interactive and ICG Asia will likely cause a decline in the price of our Common Stock.

     Other material risks relating to our partner companies are more fully described below under "Risks Particular to Our Partner Companies."

IF PUBLIC AND PRIVATE CAPITAL MARKETS ARE NOT FAVORABLE FOR THE B2B SECTOR WE AND OUR PARTNER COMPANIES MAY NOT BE ABLE TO RAISE FUNDING AND OUR STRATEGY MAY FAIL.

     We have been and are likely to remain dependent on the capital markets for access to funds for acquisitions, operations and other purposes. Our partner companies are also dependent on the capital markets to raise capital for their own purposes. If the weakness in the market for Internet-related companies and initial public offerings continues for an extended period of time, our ability and the ability of our partner companies to grow and access the capital markets will be impaired, which would require us to take other actions, such as borrowing money on terms that may be unfavorable to us, or divesting of interests in our partner companies to raise capital.

     In addition, our strategy involves creating value for our stockholders by building leading B2B e-commerce companies. Our success depends on the acceptance by the public and private capital markets of B2B companies in general and of initial public offerings of those companies in particular. The B2B market has experienced significant volatility recently and the market for initial public offerings of B2B e-commerce companies has been extremely weak during the past year. If these conditions continue, we may not be able to create stockholder value by taking our partner companies public. The reduced market interest in B2B e-commerce companies may also reduce the market value of our publicly traded partner companies.

OUR BUSINESS MODEL IS UNPROVEN, WHICH COULD ADVERSELY AFFECT OUR BUSINESS STRATEGY.

     Our strategy is based on an unproven business model. Our business model depends on the willingness of companies to participate in our collaborative network and the ability of the collaborative network to assist our partner companies. Our business model depends on our ability to share information within our network of partner companies. If competition develops among our partner companies, we may be unable to fully benefit from the sharing of information within our network of partner companies. If we cannot convince companies of the value of our business model, our strategy of building and maintaining a collaborative network may not succeed.

BECAUSE WE HAVE LIMITED RESOURCES TO DEDICATE TO OUR PARTNER COMPANIES, SOME OF OUR PARTNER COMPANIES MAY NOT BE ABLE TO RAISE SUFFICIENT CAPITAL TO SUSTAIN THEIR OPERATIONS.

     Our allocation of resources to our partner companies is discretionary. Because our resources and our ability to raise capital are limited we cannot commit to provide our partner companies with sufficient capital resources to allow them to reach a cash flow positive position. If our partner companies are not able to raise capital from other outside sources then they may need to cease operations.

DUE TO OUR DECISION TO ALLOCATE THE MAJORITY OF OUR RESOURCES TO OUR MOST DEVELOPED COMPANIES, OUR ABILITY TO PROVIDE SUPPORT TO OUR OTHER PARTNER COMPANIES WILL BE LIMITED.

     We have reallocated our resources to focus on those partner companies that we believe present the greatest near term value. There can be no assurance that the companies we identified in this process are those that actually have the greatest near term value proposition. As a result of our reallocation of resources, we will not allocate capital to all of our existing partner companies. Our decision to not provide additional capital support to some of our partner companies could have a material adverse impact on the operations of such partner companies.

OUR PARTNER COMPANY NETWORK MAY SUFFER A NEGATIVE EFFECT AS A RESULT OF OUR REDUCTION IN SUPPORT OF SOME OF OUR PARTNER COMPANIES.

     We intend to allocate the majority of our capital and human resources to those partner companies that we believe present the greatest near term value. Although those partner companies that do not fall within this category will remain within our network so long as we continue to own an interest in them, the quality of the network may suffer if a large number of the participants do not receive sufficient support from us or from other sources. Additionally, partner companies that feel that we are not allocating an appropriate level of resources to them may choose not to participate in our network, which would adversely affect our strategy of building and maintaining a collaborative network of B2B companies.

FLUCTUATIONS IN OUR QUARTERLY RESULTS MAY ADVERSELY AFFECT OUR STOCK PRICE.

     We expect that our quarterly results will fluctuate significantly due to many factors, including:

     - the operating results of our partner companies;

     - significant fluctuations in the financial results of B2B e-commerce companies generally;

     - changes in equity losses or income and amortization of goodwill;

     - the acquisition or divestiture of interests in partner companies;

     - changes in our methods of accounting for our partner company interests, which may result from changes in our ownership percentages of our partner companies;

     - sales of equity securities by our partner companies, which could cause us to recognize gains or losses under applicable accounting rules;

     - the pace of development or a decline in growth of the B2B e-commerce market;

     - competition for the goods and services offered by our partner companies; and

     - our ability to effectively manage our growth and the growth of our partner companies.

We believe that period-to-period comparisons of our operating results are not meaningful. If our operating results in one or more quarters do not meet securities analysts' or investors' expectations, the price of our common stock could decrease.

THE LOSS OF ANY OF OUR OR OUR PARTNER COMPANIES' EXECUTIVE OFFICERS OR OTHER KEY PERSONNEL OR OUR PARTNER COMPANIES' INABILITY TO ATTRACT ADDITIONAL KEY PERSONNEL COULD DISRUPT OUR BUSINESS AND OPERATIONS.

     We believe that our success will depend on continued employment by us and our partner companies of executive officers and key personnel, as well as on our and our partner companies' ability to attract additional qualified personnel. Our success also depends on the continued assistance of our Advisory Board members, some of whom may from time to time leave our Advisory Board. None of our current executive officers or key personnel is bound by an employment agreement for any specific term. If one or more members of our executive officers or key personnel, our partner companies' executive offices or key personnel or our Advisory Board were unable or unwilling to continue in their present positions, or if we or our partner companies were unable to hire qualified personnel, our business and operations could be disrupted and our operating results and financial condition would be seriously harmed.

     The success of some of our partner companies also depends on their having highly trained technical and marketing personnel. A shortage in the number of trained technical and marketing personnel could limit the ability of our partner companies to increase sales of their existing products and services and launch new product offerings.

WE MAY HAVE REDUCED OUR STAFFING LEVELS TO LEVELS THAT ARE NOT ADEQUATE TO CONDUCT OUR BUSINESS.

     We have reduced the number of our employees from 108 at December 31, 2000 to 60 at June 22, 2001 in order to reduce our corporate expenses. Although we believe our current staffing levels are adequate to conduct our business, we cannot assure you that we will not need to increase our headcount in the future.

WE HAVE HAD A HISTORY OF LOSSES AND EXPECT CONTINUED LOSSES IN THE FORESEEABLE FUTURE.

     We have had significant operating losses and, excluding the effect of any future non-operating gains, we expect to continue incurring significant operating losses in the future. As a result, we may not have sufficient resources to expand our operations in the future. We can give no assurances as to when or whether we will achieve profitability, and if we ever have profits, we may not be able to sustain them.

     Our expenses will increase due to the effect of goodwill amortization and other charges resulting from completed and future acquisitions. If these and other expenses are not accompanied by increased revenue, our losses will be greater than we anticipate.

WE MAY HAVE DIFFICULTY ASSISTING OUR PARTNER COMPANIES IN MANAGING THEIR GROWTH.

     Our partner companies have grown rapidly, and some may continue to grow rapidly, by adding new products and services and hiring new employees. This growth is likely to place significant strain on their resources and on the resources we allocate to assist our partner companies. In addition, our management may be unable to convince our partner companies to adopt our ideas for effectively and successfully managing their growth.

OUR ACCOUNTING ESTIMATES WITH RESPECT TO THE USEFUL LIFE AND ULTIMATE RECOVERABILITY OF OUR BASIS IN OUR PARTNER COMPANIES COULD CHANGE MATERIALLY IN THE NEAR TERM.

     We operate in an industry that is rapidly evolving and extremely competitive. Recently, many Internet based businesses, including some with B2B business models, have experienced difficulty in raising additional capital necessary to fund operating losses and continue investments that their management teams believe are necessary to sustain operations. Valuations of public companies operating in the Internet B2B e-commerce sector declined significantly during 2000 and continued to decline during the first quarter of 2001. In the first quarter of 2000 we announced several significant acquisitions that were financed principally with shares of our stock and, based on the price of our stock at that time, were valued in excess of $1 billion. Based on our periodic review of our partner company holdings, including those valued during 2000, an impairment charge of $348.6 million and $1.2 billion was recorded to write off certain partner company holdings during the year ended December 31, 2000 and three months ended March 31, 2001, respectively. It is reasonably possible that our accounting estimates with respect to the useful life and ultimate recoverability of our carrying basis including goodwill in other partner companies could change in the near term and that the effect of such changes on our financial statements could be material. We believe that the recorded amount of carrying basis including goodwill is not impaired, although we cannot assure you that our future results will confirm this assessment, that a significant write-down or write-off of partner company carrying basis including goodwill will not be required in the future, or that a significant loss will not be recorded in the future upon the sale of a partner company.

WE MAY COMPETE WITH SOME OF OUR STOCKHOLDERS AND PARTNER COMPANIES, AND OUR PARTNER COMPANIES MAY COMPETE WITH EACH OTHER, WHICH COULD DETER COMPANIES FROM PARTNERING WITH US AND MAY LIMIT FUTURE BUSINESS OPPORTUNITIES.

     We may compete with some of our stockholders and partner companies for Internet-related opportunities. As of March 31, 2001, Comcast Corporation and Safeguard Scientifics, Inc. owned 7.9% and 13.2% of our outstanding common stock, respectively. These stockholders may compete with us to acquire interests in B2B e-commerce companies. Safeguard Scientifics currently has a designee as a member of our board of directors and IBM Corporation and AT&T Corp. each have a right to designate a board observer, which may give these companies access to our business plan and knowledge about potential acquisitions. In addition, we may compete with our partner companies to acquire interests in B2B e-commerce companies, and our partner companies may compete with each other for acquisitions or other B2B e-commerce opportunities. This competition, and the complications posed by the designated directors, may deter companies from partnering with us and may limit our business opportunities.

OUR PARTNER COMPANIES COULD MAKE BUSINESS DECISIONS THAT ARE NOT IN OUR BEST INTERESTS OR THAT WE DO NOT AGREE WITH, WHICH COULD IMPAIR THE VALUE OF OUR PARTNER COMPANY INTERESTS.

     Although we generally seek a significant equity interest and participation in the management of our partner companies, we may not be able to control significant business decisions of our partner companies. In addition, although we currently own a controlling interest in many of our partner companies, we may not maintain this controlling interest. Acquisitions of interests in partner companies in which we share control or do not control whether our interest may be diluted will involve additional risks that could cause the performance of our interest and our operating results to suffer. These risks include the management of a partner company having economic or business interests or objectives that are different than ours, and partner companies not taking our advice with respect to the financial or operating difficulties that they may encounter.

     Our inability to prevent dilution of our ownership interests in our partner companies or our inability to otherwise have a controlling influence over the management and operations of our partner companies could have an adverse impact on our status under the Investment Company Act. Our ability to adequately control our partner companies could also prevent us from assisting them, financially or otherwise, or could prevent us from liquidating our interest in them at a time or at a price that is favorable to us. Additionally, our partner companies may not collaborate with each other or act in ways that are consistent with our business strategy. These factors could hamper our ability to maximize returns on our interests, and cause us to recognize losses on our interests in partner companies.

OUR GLOBAL EXPANSION EXPOSES US TO LESS DEVELOPED MARKETS, CURRENCY FLUCTUATIONS AND POLITICAL INSTABILITY, WHICH COULD ADVERSELY IMPACT OUR FINANCIAL RESULTS AND OUR PARTNER COMPANIES' ABILITY TO CONDUCT BUSINESS.

     We are pursuing B2B e-commerce opportunities outside the United States. In late 1999 we opened an office in London to focus on opportunities in Europe. This international expansion exposes us to several risks, including the following:

     - Less Developed Markets. We believe that e-commerce markets outside the United States are less developed than the United States e-commerce market. If the e-commerce markets outside the United States do not continue to mature, any of our partner companies outside the United States may not succeed.

     - Currency Fluctuations. When we purchase interests in non-United States partner companies for cash, we will likely have to pay for the interests using the currency of the country where the prospective partner company is located. Similarly, although it is generally our intention to act as a long-term partner to our partner companies, if we sold an interest in a non-United States partner company we might receive foreign currency. To the extent that we transact in foreign currencies, fluctuations in the relative value of these currencies and the United States dollar may adversely impact our financial results.

     - Compliance with Laws. We are subject to the laws and regulations of foreign countries. We may not be familiar with these laws and regulations, and these laws and regulations may change at any time.

     - Political Instability. We own or may purchase interests in foreign partner companies that are located, or transact business in, parts of the world that experience political instability. Political instability may have an adverse impact on the subject country's economy, and may limit or eliminate a partner company's ability to conduct business.

OUR OUTSTANDING INDEBTEDNESS MAY INCREASE SUBSTANTIALLY WHICH WOULD NEGATIVELY IMPACT OUR FUTURE PROSPECTS.

     As of March 31, 2001, we had $41.9 million in long-term debt (including the current portion thereof) all of which related to our consolidated partner companies and $566.3 million in outstanding convertible subordinated notes. This indebtedness will:

     - significantly increase our interest expense and related debt service costs and make it more difficult to obtain additional financing;

     - limit our ability to deploy existing capital resources; and

     - constrain our ability to react quickly in an unfavorable economic climate.

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

     If we are unable to satisfy our debt service requirements, substantial liquidity problems could result, which would negatively impact our future prospects.

IN THE FUTURE, WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND THIS CAPITAL MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS, IF AT ALL.

     We may need to raise additional funds in the future, and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all.

WHEN WE DIVEST PARTNER COMPANY INTERESTS, WE MAY BE UNABLE TO OBTAIN MAXIMUM VALUE FOR SUCH INTERESTS.

     We have recently realigned our capital and human resources around those partner companies that we believe present the greatest near term value. We may divest our interests in those partner companies that do not fit this criteria or in other partner companies that we believe are no longer core to our strategy. When we divest all or part of an interest in a partner company, we may not receive maximum value for this position. For partner companies with publicly-traded stock, we may be unable to sell our interest at then-quoted market prices. Furthermore, for those partner companies that do not have publicly-traded stock, the realizable value of our interests may ultimately prove to be lower than the carrying value currently reflected in our consolidated financial statements. We continually evaluate the carrying value of our ownership interests in and advances to each of our partner companies for possible impairment based on achievement of business plan objectives and milestones, the value of each ownership interest in the partner company relative to carrying value, the financial condition and prospects of the partner company, and other relevant factors. If we are unable to raise capital from other sources we may be forced to sell our stakes in partner companies at unfavorable prices in order to sustain our operations. Additionally, we may be unable to find buyers for certain of our assets, which could adversely affect our business.

OUR ABILITY TO BORROW UNDER OUR CREDIT FACILITY WILL BE LIMITED IF THE VALUE OF OUR INTERESTS IN OUR PARTNER COMPANIES DECLINES.

     Our ability to draw down on our credit facility is dependent in part upon the market value of our equity interests in our publicly traded partner companies and certain of our private partner companies. If there is a significant decline in the market value of these equity interests, our ability to access our credit facility may be limited. At June 28, 2001, based on the provisions of the borrowing base, $103.0 million of the borrowing base was available less amounts due for outstanding letters of credit of $8.6 million. While we do not currently intend to borrow additional amounts under our credit facility, we can give no assurance that we will not in the future depend on our credit facility to provide a portion of the funds we will need for supporting existing partner companies and satisfying our working capital requirements. Any limitation on our access to our credit facility may significantly reduce our ability to execute our business plan.

OUR RESOURCES AND OUR ABILITY TO MANAGE OUR PARTNER COMPANIES MAY BE STRAINED AS A RESULT OF OUR ACQUISITIONS.

     We have acquired, and may in the future acquire, significant interests in B2B e-commerce companies or increase our stake in existing partner companies that complement our business strategy. In the future, we may acquire larger percentages or larger interests in existing or new partner companies than we have in the past, or we may seek to acquire 100% ownership of companies. We may also spend more on individual acquisitions than we have in the past. These acquisitions may place significantly greater strain on our resources, ability to manage such companies and ability to integrate them into our collaborative network. Future acquisitions are subject to the following risks:

     - our acquisitions may cause a disruption in our ongoing support of our partner companies, distract our management and other resources and make it difficult to maintain our standards, controls and procedures;

     - we may acquire interests in companies in B2B e-commerce markets in which we have little experience;

     - we may not be able to facilitate collaboration between our partner companies and new companies that we acquire;

     - to fund future acquisitions we may be required to incur debt or issue equity securities, which may be dilutive to existing stockholders; and

     - our acquisitions may limit our ability to provide additional capital resources to some existing partner companies.

WE MAY HAVE TO BUY, SELL OR RETAIN ASSETS WHEN WE WOULD OTHERWISE CHOOSE NOT TO IN ORDER TO AVOID REGISTRATION UNDER THE INVESTMENT COMPANY ACT OF 1940, WHICH WOULD IMPACT OUR INVESTMENT STRATEGY.

     We believe that we are actively engaged in the business of B2B e-commerce through our network of majority-owned subsidiaries and companies that we are considered to "control." Under the Investment Company Act, a company is considered to control another company if it owns more than 25% of that company's voting securities and is the largest shareholder of such company. A company may be required to register as an investment company if more than 45% of its total assets consist of, and more than 45% of its income/loss and revenue attributable to it over the last four quarters is derived from, ownership interests in companies it does not control. Because many of our partner companies are not majority-owned subsidiaries, and because we own 25% or less of the voting securities of a number of our partner companies, changes in the value of our interests in our partner companies and the income/loss and revenue attributable to our partner companies could subject us to regulation under the Investment Company Act unless we take precautionary steps. For example, in order to avoid having excessive income from "non-controlled" interests, we may not sell minority interests we would otherwise want to sell or we may have to generate non-investment income by selling interests in partner companies that we are considered to control. We may also need to ensure that we retain more than 25% ownership interests in our partner companies after any equity offerings. In addition, we may have to acquire additional income or loss generating majority-owned or controlled interests that we might not otherwise have acquired or may not be able to acquire "non-controlling" interests in companies that we would otherwise want to acquire. It is not feasible for us to be regulated as an investment company because the Investment Company Act rules are inconsistent with our strategy of actively managing, operating and promoting collaboration among our network of partner companies. On August 23, 1999 the Securities and Exchange Commission granted our request for an exemption under Section 3(b)(2) of the Investment Company Act declaring us to be primarily engaged in a business other than that of investing, reinvesting, owning, holding or trading in securities. This exemptive order reduces the risk that we may have to take action to avoid registration as an investment company, but it does not eliminate the risk.

WE HAVE IMPLEMENTED CERTAIN ANTI-TAKEOVER PROVISIONS THAT COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

     Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Our certificate of incorporation provides that our board of directors may issue preferred stock without stockholder approval and also provides for a staggered board of directors. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders. Additionally, we have a Rights Agreement which has the effect of discouraging any person or group from beneficially owning more that 15% of our outstanding common stock unless our board has amended the plan or redeemed the rights. The combination of these provisions may inhibit a non-negotiated merger or other business combination.

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

RISKS PARTICULAR TO OUR PARTNER COMPANIES

MANY OF OUR PARTNER COMPANIES HAVE A LIMITED OPERATING HISTORY AND MAY NEVER BE PROFITABLE.

     Many of our partner companies are early-stage companies with limited operating histories, have significant historical losses and may never be profitable. Many of these companies have incurred substantial costs to develop and market their products and expand operations, have incurred net losses and cannot fund their cash needs from operations. We expect that the operating expenses of these companies will increase substantially in the foreseeable future as they continue to develop products, increase sales and marketing efforts and expand operations.

FLUCTUATION IN THE PRICE OF THE COMMON STOCK OF OUR PUBLICLY-TRADED PARTNER COMPANIES MAY AFFECT THE PRICE OF OUR COMMON STOCK.

     VerticalNet, Breakaway Solutions, eMerge Interactive, Onvia.com, Universal Access and ICG Asia are our publicly-traded partner companies. The prices of their common stock have been highly volatile. On February 16, 1999, VerticalNet completed its initial public offering at a price of $4.00 per share and its common stock has since traded as high as $148.38 per share and as low as $1.29, adjusted for two subsequent two for one stock splits. On October 6, 1999, Breakaway Solutions completed its initial public offering at a price of $7.00 per share and its common stock has since traded as high as $85.50 share and as low as $0.10, adjusted for a two for one stock split. On February 8, 2000, eMerge Interactive completed its initial public offering at a price of $15.00 per share and its common stock has traded as high as $68.00 per share and as low as $0.90. On March 1, 2000, Onvia.com completed its initial public offering at a price of $21.00 per share and its common stock has traded as high as $78.00 per share and as low as $0.50. On March 17, 2000, Universal Access completed its initial public offering at a price of $14.00 per share and its common stock has traded as high as $63.00 per share and as low as $3.30. We acquired a majority interest in ICG Asia on May 4, 2000 and since that time, ICG Asia's stock has traded as high as $0.40 and as low as $0.03. The market value of our holdings in these partner companies changes with these fluctuations. Based on the closing price of VerticalNet's common stock on June 22, 2001 of $1.39, our holdings in VerticalNet had a market value of $34.2 million. Based on the closing price of Breakaway Solutions' common stock on June 22, 2001 of $0.13, our holdings in Breakaway Solutions had a market value of $2.0 million. Based on the closing price of eMerge Interactive's common stock on June 22, 2001 of $1.04, our holdings in eMerge Interactive had a market value of $7.2 million. Based on the closing price on Onvia.com's common stock on June 22, 2001 of $0.75, our holdings in Onvia.com had a market value of $12.9 million. Based on the closing price of Universal Access' common stock on June 22, 2001 of $4.40, our holdings in Universal Access had a market value of $95.3 million. Based on the closing price of ICG Asia's stock on June 22, 2001 of $0.06, our holdings in ICG Asia had a market value of $200.9 million. Fluctuations in the price of VerticalNet's, Breakaway Solutions', eMerge Interactive's, Onvia.com's, Universal Access' and ICG Asia's and other future publicly-traded partner companies' common stock are likely to affect the price of our common stock.

     VerticalNet's results of operations, and accordingly the price of its common stock, may be adversely affected by the risk factors disclosed in its SEC filings, including the following factors:

     - lack of acceptance of the Internet as an advertising medium;

     - inability to develop a large base of users of its Web sites who possess demographic characteristics attractive to advertisers;

     - lack of benefits from Microsoft relationship;

     - inability to generate significant revenues from e-commerce, software licensing and related services;

     - inability to reduce or contain expenses;

     - lower advertising rates;

     - failure to build and maintain relationships with third party content providers;

     - inability to establish brand awareness;

     - inability to acquire additional funding; and

     - loss of key content providers.

     Breakaway Solutions' results of operations, and accordingly the price of its common stock, may be adversely affected by the risk factors disclosed in its SEC filings, including the following factors:

     - growing enterprises' failure to accept e-commerce solutions;

     - inability to open new regional offices;

     - inability to raise additional capital;

     - loss of money on fixed-fee or performance-based contracts;

     - inability to reuse software code and methodologies;

     - inability to develop brand awareness; and

     - failure of target market of growing enterprises to adapt and accept third party application hosting services and e-business solutions services.

In addition, on June 21, 2001 Breakaway Solutions announced that its common stock has been delisted from the Nasdaq National Market.

     eMerge Interactive's results of operations, and accordingly the price of its common stock, may be adversely affected by the risk factors disclosed in its SEC filings, including the following factors:

     - lack of commercial acceptance of online cattle sales and services;

     - failure to expand the number of livestock industry participants in its network;

     - failure to obtain access to data from feedlots to adequately meet information needs of its customers;

     - inability to respond to competitive developments;

     - failure to achieve brand recognition;

     - failure to introduce new products and services; and

     - failure to upgrade and enhance its technologies to accommodate expanded product and service offerings and increased customer traffic.

     Onvia.com's results of operations, and accordingly the price of its common stock, may be adversely affected by the risk factors disclosed in its SEC filings, including the following factors:

     - the unwillingness of small businesses and government agencies to purchase their business services and products online;

     - the unwillingness of a significant number of small businesses and government agencies and their vendors to use its emarketplace to buy and sell services and products;

     - difficulties associated with its strategic partnership with First Source Corp., including a significant decrease in gross revenue in 2001 and beyond;

     - inability to maintain its listing on Nasdaq;

     - failure of small business customers to provide it data about themselves; and

     - inability to enhance the features and services of its exchange to achieve acceptance and scalability.

     Universal Access' results of operations, and accordingly the price of its common stock, may be adversely affected by the risk factors disclosed in its SEC filings, including the following factors:

     - failure of its services to be sufficiently rapid, reliable and cost-effective;

     - unwillingness of clients to outsource the obtaining of circuits;

     - inability to market its services effectively;

     - inability to expand its Universal Transport Exchange ("UTX") facilities which are used by clients to extend the geographic reach of their networks;

     - failure of the market for UTX services to grow;

     - inability to implement and maintain its Universal Information Exchange databases which are used to provide clients with circuit solutions across multiple, geographically dispersed vendor networks;

     - failure to successfully implement and operate a network operations center which can be used by clients for network monitoring, maintenance and restoration services; and

     - slow growth of the Internet.

     ICG Asia's results of operations, and accordingly, the price of its stock, may be adversely affected by the following factors:

     - inability to execute on its business model;

     - inability to attract and retain key personnel;

     - lack of development of the e-commerce market in Asia;

     - fluctuations in foreign currencies;

     - burden of complying with regulations and stock exchange rules; and

     - risks associated with the operation of a toy manufacturing business.

     Our assets as reflected in our balance sheet, dated March 31, 2001, were $1.6 billion, of which $346.8 million related to VerticalNet, Breakaway Solutions, eMerge Interactive, Onvia.com, Universal Access and ICG Asia. However, we believe that comparisons of the value of our holdings in partner companies to the value of our total assets are not meaningful because not all of our partner company ownership interests are marked to market in our balance sheet.

THE SUCCESS OF OUR PARTNER COMPANIES DEPENDS ON THE DEVELOPMENT OF THE B2B E-COMMERCE MARKET, WHICH IS UNCERTAIN.

     All of our partner companies rely on the Internet for the success of their businesses. The development of the e-commerce market is in its early stages. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective medium for providing products and services, our partner companies may not succeed.

OUR LONG-TERM SUCCESS DEPENDS ON WIDESPREAD MARKET ACCEPTANCE OF B2B E-COMMERCE.

     A number of factors could prevent widespread market acceptance of B2B e-commerce, including the following:

     - the unwillingness of businesses to shift from traditional processes to B2B e-commerce processes;

     - the network necessary for enabling substantial growth in usage of B2B e-commerce may not be adequately developed;

     - increased government regulation or taxation, which may adversely affect the viability of B2B e-commerce;

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

     - insufficient availability of telecommunication services or changes in telecommunication services which could result in slower response times for the users of B2B e-commerce; and

     - concern and adverse publicity about the security of B2B e-commerce transactions.

OUR PARTNER COMPANIES MAY FAIL IF THEIR COMPETITORS PROVIDE SUPERIOR INTERNET-RELATED OFFERINGS OR CONTINUE TO HAVE GREATER RESOURCES THAN OUR PARTNER COMPANIES HAVE.

     Competition for Internet products and services is intense. As the market for B2B e-commerce grows, we expect that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Our partner companies compete for a share of a customer's:

     - purchasing budget for services, materials and supplies with other online providers and traditional distribution channels;

     - dollars spent on consulting services with many established information systems and management consulting firms; and

     - advertising budget with online services and traditional off-line media, such as print and trade associations.

     In addition, some of our partner companies compete to attract and retain a critical mass of buyers and sellers. Many companies offer competitive solutions that compete with one or more of our partner companies. We expect that additional companies will offer competing solutions on a stand-alone or combined basis in the future. Furthermore, our partner companies' competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our partner companies. If our partner companies are unable to compete successfully against their competitors, our partner companies may fail.

     Many of our partner companies' competitors have greater brand recognition and greater financial, marketing and other resources than our partner companies. This may place our partner companies at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

SOME OF OUR PARTNER COMPANIES MAY BE UNABLE TO PROTECT THEIR PROPRIETARY RIGHTS AND MAY INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS.

     Our partner companies are inventing new ways of doing business. In support of this innovation, they will develop proprietary techniques, trademarks, processes and software. Although we believe reasonable efforts will be taken to protect the rights to this intellectual property, the complexity of international trade secret, copyright, trademark and patent law, coupled with the limited resources of these young companies and the demands of quick delivery of products and services to market, create risk that their efforts will prove inadequate. Further, the nature of Internet business demands that considerable detail about their innovative processes and techniques be exposed to competitors, because it must be presented on the websites in order to attract clients. Some of our partner companies also license content from third parties and it is possible that they could become subject to infringement actions based upon the content licensed from those third parties. Our partner companies generally obtain representations as to the origin and ownership of such licensed content; however, this may not adequately protect them. Any claims against our partner companies' proprietary rights, with or without merit, could subject our partner companies to costly litigation and the diversion of their technical and management personnel. If our partner companies incur costly litigation and their personnel are not effectively deployed, the expenses and losses incurred by our partner companies will increase and their profits, if any, will decrease.

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

OUR PARTNER COMPANIES THAT PUBLISH OR DISTRIBUTE CONTENT OVER THE INTERNET MAY BE SUBJECT TO LEGAL LIABILITY.

     Some of our partner companies may be subject to legal claims relating to the content on their websites, or the downloading and distribution of this content. Claims could involve matters such as defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. In addition, some of the content provided by our partner companies on their websites is drawn from data compiled by other parties, including governmental and commercial sources. The data may have errors. If any of our partner companies' website content is improperly used or if any of our partner companies supply incorrect information, it could result in unexpected liability. Any of our partner companies that incur this type of unexpected liability may not have insurance to cover the claim or its insurance may not provide sufficient coverage. If our partner companies incur substantial cost because of this type of unexpected liability, the expenses incurred by our partner companies will increase and their profits, if any, will decrease.

OUR PARTNER COMPANIES' COMPUTER AND COMMUNICATIONS SYSTEMS MAY FAIL, WHICH MAY DISCOURAGE PARTIES FROM USING OUR PARTNER COMPANIES' SYSTEMS.

     Some of our partner companies' businesses depend on the efficient and uninterrupted operation of their computer and communications hardware systems. Any system interruptions that cause our partner companies' websites to be unavailable to Web browsers may reduce the attractiveness of our partner companies' websites to third parties. If third parties are unwilling to use our partner companies' websites, our business, financial condition and operating results could be adversely affected. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events.

OUR PARTNER COMPANIES' BUSINESSES MAY BE DISRUPTED IF THEY ARE UNABLE TO UPGRADE THEIR SYSTEMS TO MEET INCREASED DEMAND.

     Capacity limits on some of our partner companies' technology, transaction processing systems and network hardware and software may be difficult to project and they may not be able to expand and upgrade their systems to meet increased use. As traffic on our partner companies' websites continues to increase, they must expand and upgrade their technology, transaction processing systems and network hardware and software. Our partner companies may be unable to accurately project the rate of increase in use of their websites. In addition, our partner companies may not be able to expand and upgrade their systems and network hardware and software capabilities to accommodate increased use of their websites. If our partner companies are unable to appropriately upgrade their systems and network hardware and software, the operations and processes of our partner companies may be disrupted.

OUR PARTNER COMPANIES MAY NOT BE ABLE TO ATTRACT A LOYAL BASE OF USERS TO THEIR WEBSITES.

     While content is important to all our partner companies' websites, our market maker partner companies are particularly dependent on content to attract users to their websites. Our success depends upon the ability of these partner companies to deliver compelling Internet content to their targeted users. If our partner companies are unable to develop Internet content that attracts a loyal user base, the revenues and profitability of our partner companies could be impaired. Internet users can freely navigate and instantly switch among a large number of websites. Many of these websites offer original content. Thus our partner companies may have difficulty distinguishing the content on their websites to attract a loyal base of users.

OUR PARTNER COMPANIES MAY BE UNABLE TO ACQUIRE OR MAINTAIN EASILY IDENTIFIABLE WEBSITE ADDRESSES OR PREVENT THIRD PARTIES FROM ACQUIRING WEBSITE ADDRESSES SIMILAR TO THEIRS.

     Some of our partner companies hold various website addresses relating to their brands. These partner companies may not be able to prevent third parties from acquiring website addresses that are similar to their addresses, which could adversely affect the use by businesses of our partner companies' websites. In

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

these instances, our partner companies may not grow as we expect. The acquisition and maintenance of website addresses generally is regulated by governmental agencies and their designees. The regulation of website addresses in the United States and in foreign countries is subject to change. As a result, our partner companies may not be able to acquire or maintain relevant website addresses in all countries where they conduct business. Furthermore, the relationship between regulations governing such addresses and laws protecting trademarks is unclear.

SOME OF OUR PARTNER COMPANIES ARE DEPENDENT ON BARTER TRANSACTIONS THAT DO NOT GENERATE CASH REVENUE.

     Our partner companies often enter into barter transactions in which they provide advertising for other Internet-related companies in exchange for advertising for the partner company. In a barter transaction the partner company will reflect the sales of the advertising received as an expense and the value of the advertising provided, in an equal amount, as revenue. However, barter transactions also do not generate cash revenue, which may adversely affect the cash flows of some of our partner companies. Limited cash flows may adversely affect a partner company's abilities to expand its operations and satisfy its liabilities. During 2000, 1999 and 1998, revenue from barter transactions constituted a significant portion of some of our partner companies' revenue. Barter revenue may continue to represent a significant portion of their revenue in future periods.

RISKS RELATING TO THE INTERNET INDUSTRY

CONCERNS REGARDING SECURITY OF TRANSACTIONS AND TRANSMITTING CONFIDENTIAL INFORMATION OVER THE INTERNET MAY HAVE AN ADVERSE IMPACT ON OUR BUSINESS.

     We believe that concern regarding the security of confidential information transmitted over the Internet prevents many potential customers from engaging in online transactions. If our partner companies that depend on these types of transactions do not add sufficient security features to their future product releases, our partner companies' products may not gain market acceptance or our partner companies may incur additional legal exposure.

     Despite the measures some of our partner companies have taken, their websites remain potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents the security measures imposed by any one of our partner companies, he or she could misappropriate proprietary information or cause interruption in operations of the partner company. Security breaches that result in access to confidential information could damage the reputation of any one of our partner companies and expose the partner company affected to a risk of loss or liability. Some of our partner companies may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as e-commerce becomes more widespread, our partner companies' customers will become more concerned about security. If our partner companies are unable to adequately address these concerns, they may be unable to sell their goods and services.

RAPID TECHNOLOGICAL CHANGES MAY PREVENT OUR PARTNER COMPANIES FROM REMAINING CURRENT WITH THEIR TECHNICAL RESOURCES AND MAINTAINING COMPETITIVE PRODUCT AND SERVICE OFFERINGS.

     The markets in which our partner companies operate are characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Significant technological changes could render their existing website technology or other products and services obsolete. The e-commerce market's growth and intense competition exacerbate these conditions. If our partner companies are unable to successfully respond to these developments or do not respond in a cost-effective way, our business, financial condition and operating results will be adversely affected. To be successful, our partner companies must adapt to their rapidly changing markets by continually improving the responsiveness, services and features of their products and services and by developing new features to meet the needs of their customers. Our success will depend, in part, on our partner companies' ability to license leading technologies useful in their businesses, enhance their existing products and services and develop new offerings and technology that address the needs of their customers. Our partner companies will also need to respond to technological advances and emerging industry standards in a cost-effective and timely manner.

GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES MAY PLACE FINANCIAL BURDENS ON OUR BUSINESS AND THE BUSINESSES OF OUR PARTNER COMPANIES.

     State and federal legislatures have shown continued willingness to regulate and investigate Internet-related activities. Additionally, courts and administrative agencies have increasingly been called upon to apply traditional legal doctrines to cyberspace in areas including libel, wire fraud, copyright, patent, trade secrets, trademark, unfair competition, consumer protection, privacy, monopolistic behavior, commercial email and unfair trade practices, creating an aura of uncertainty regarding the legality of certain widespread practices. It is possible that court decisions on issues such as deep-linking, protection of databases, intellectual property, data protection and privacy rights may affect the valuation of our business and the businesses of our partner companies, call into question the viability of current business practices, and require the revision of certain business models.

     Because of the Internet's popularity and increasing use, as well as the sometimes imperfect fit of traditional legal doctrines to Internet-related issues, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection and use of data from website visitors and related privacy issues, unsolicited email, pricing, content, copyrights, patents, online gambling, distribution, wireless privacy and location based information and quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and B2B e-commerce, which could decrease the revenue of our partner companies and place additional financial burdens on our business and the businesses of our partner companies.

     Laws, regulations, and rulings directly applicable to e-commerce or Internet communications are becoming more prevalent. For example, the United States Congress has enacted laws regarding online copyright infringement. Court decisions regarding Internet related disputes may have a broad impact on Internet commerce and associated practices.

     Privacy issues have also become increasingly subject to legislative and judicial attention in the United States and abroad. The United States has adopted a federal law regulating the collection of personally identifiable information online from children under 13. Additionally, the European Union has adopted privacy regulations that could prohibit the collection and sharing of user data between European companies (or European subsidiaries of United States companies). These laws, along with the possibility of additional legislation on privacy issues, add to the legal and regulatory uncertainty faced by B2B e-commerce companies. Current and future privacy legislation also could diminish the value of databases of consumer information that may be maintained by our partner companies.

     Importantly, the current federal ban on certain Internet taxes expires in October 2001. There are a variety of pending legislative proposals that range from extending the moratorium for five years to allowing states to place taxes on certain Internet activities. It is possible that the moratorium would expire without any action taken. Therefore, there is a chance that e-commerce businesses could be faced with an array of state and local taxes that could impede the growth prospects of our partner companies.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements based on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us and our partner companies, that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors are discussed in the "Risk Factors" section beginning on page 2 of this prospectus, and include, among other things:

     - our ability to access capital markets;

     - our ability to effectively manage existing capital resources;

     - our ability to maximize value in connection with divestitures;

     - our ability to retain key personnel;

     - development of an e-commerce market;

     - our ability to identify trends in our markets and the markets of our partner companies and to offer new solutions that address the changing needs of these markets;

     - our ability to successfully execute our business model and the ability of our partner companies to successfully execute their business models;

     - our partner companies' ability to compete successfully against direct and indirect competitors;

     - growth in demand for Internet products and services;

     - adoption of the Internet as a medium for conducting business; and

     - our ability to successfully expand into international markets.

     In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or other similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

     We will not receive any proceeds from any offerings of our common stock registered under this registration statement other than the value of the businesses or properties we may acquire.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock, and we do not intend to pay cash dividends in the foreseeable future. We plan to retain any earnings for use in the operation of our business and to fund future growth.

                          INTERNET CAPITAL GROUP, INC.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION
                                  (UNAUDITED)

     In June 2000, we acquired a 39% minority ownership interest in eCredit.com for total purchase consideration of approximately $424.7 million in stock. During the remainder of 2000, we invested an additional $25.6 million in cash and stock and increased our ownership interest to approximately 42% at March 31, 2001. In June 2000, we also acquired a 63% majority ownership interest in RightWorks for approximately $754 million in stock and $22 million in cash.

     On March 8, 2001, we announced the merger of RightWorks with i2 Technologies. Upon closing of the merger, we expect to receive approximately 3.8 million shares of common stock of i2 Technologies. An estimated loss on sale of approximately $699.2 million was recorded during the quarter ended March 31, 2001. The actual loss may be greater or lesser than this amount depending on the trading price of i2 Technologies common stock upon closing which is expected to be completed in the third quarter of 2001. At March 8, 2001 all of RightWorks long-lived net assets were classified as net assets held for sale. The net assets held for sale of $69.6 million represent the long lived net assets of RightWorks and are included in other assets in our consolidated balance sheet.

     The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000 gives effect to the acquisition of a 42% ownership interest in eCredit.com as if the acquisition had occurred on January 1, 2000 and the disposition of our majority ownership interest in RightWorks as if the disposition had occurred on June 15, 2000 (the date of acquisition). The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2001 gives effect to the disposition of our majority ownership in RightWorks as if the disposition had occurred June 15, 2000 (the date of acquisition) and the adjustment of our impairment charge related to eCredit.com to reflect the lower carrying value prior to the impairment charge on a proforma basis due to increased amortization of goodwill and equity loss on a proforma basis.

     The unaudited pro forma condensed consolidated balance sheet as of March 31, 2001 gives effect to the disposition of our majority ownership interest in RightWorks as if the transaction had occurred on March 31, 2001.

     The unaudited pro forma condensed consolidated financial statements have been prepared by the management of Internet Capital Group, Inc. and should be read in conjunction with our historical consolidated financial statements, and the historical consolidated financial statements of eCredit.com both of which are incorporated into this prospectus by reference. The unaudited pro forma condensed consolidated financial statements which follow may not be indicative of the results which would have actually been obtained had the acquisition of eCredit.com and the disposition of RightWorks been completed on the pro forma dates reflected nor are they indicative of future financial or operating results.

                          INTERNET CAPITAL GROUP, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2001
                                 (IN THOUSANDS)

                                                     INTERNET CAPITAL    RIGHTWORKS
                                                       GROUP, INC.       DISPOSITION      PRO FORMA
                                                     ----------------    -----------      ----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents........................     $  402,020        $ (2,007)a      $  400,013
  Short-term investments...........................         27,821             (62)a          27,759
  Accounts receivable, net.........................         47,693          (6,871)a          40,822
  Prepaid expenses and other current assets........         23,460          (1,223)a          22,237
                                                        ----------        --------        ----------
          Total current assets.....................        500,994         (10,163)          490,831
  Fixed assets, net................................         49,844              --            49,844
  Ownership interests in and advances to Partner
     Companies.....................................        658,589              --           658,589
  Available-for-sale securities....................         91,212          56,261b          147,473
  Goodwill and other intangible assets, net........        214,296              --           214,296
  Other............................................        130,599         (69,613)a          60,986
                                                        ----------        --------        ----------
TOTAL ASSETS.......................................     $1,645,534        $(23,515)       $1,622,019
                                                        ==========        ========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt.............     $   16,911        $ (8,665)a      $    8,246
  Accounts payable.................................         38,432         (11,344)a          27,088
  Accrued expenses.................................         42,120          (5,537)a          36,583
  Accrued compensation and benefits................         17,822              --            17,822
  Notes payable to Partner Companies...............         13,149              --            13,149
  Other............................................         29,498          (6,871)a          22,627
                                                        ----------        --------        ----------
          Total current liabilities................        157,932         (32,417)          125,515
  Long-term debt...................................         25,000              --            25,000
  Other liabilities................................          7,374              --             7,374
  Minority interest................................        256,600           8,902a          265,502
  Convertible subordinated notes...................        566,250              --           566,250
                                                        ----------        --------        ----------
                                                         1,013,156         (23,515)          989,641
                                                        ----------        --------        ----------
STOCKHOLDERS' EQUITY
          Total stockholders' equity...............        632,378              --           632,378
                                                        ----------        --------        ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........     $1,645,534        $(23,515)a      $1,622,019
                                                        ==========        ========        ==========

 See notes to unaudited pro forma condensed consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          INTERNET CAPITAL    RIGHTWORKS      ECREDIT.COM
                                            GROUP, INC.       DISPOSITION     ACQUISITION     PRO FORMA
                                          ----------------    -----------     -----------     ---------
REVENUE.................................     $  42,935         $(19,425)d            --       $  23,510
                                             ---------         --------        --------       ---------
OPERATING EXPENSES:
  Cost of revenue.......................        27,333           (8,277)d            --          19,056
  Selling, general and administrative...       243,161          (27,126)d            --         216,035
  Research and development..............        75,902          (20,644)d            --          55,258
  Stock-based compensation..............        25,747          (18,625)d            --           7,122
  Amortization of goodwill and other
     intangibles........................       254,530         (184,221)d            --          70,309
  Impairment related and other..........       160,844               --              --         160,844
                                             ---------         --------        --------       ---------
  TOTAL OPERATING EXPENSES..............       787,517         (258,893)             --         528,624
                                             ---------         --------        --------       ---------
OPERATING LOSS:.........................      (744,582)         239,468              --        (505,114)
  Other income (loss), net..............       627,227               (8)d            --         627,219
  Interest income.......................        51,379             (639)d            --          50,740
  Interest expense......................       (42,982)             313d             --         (42,669)
                                             ---------         --------        --------       ---------
INCOME (LOSS) BEFORE INCOME TAXES,
  MINORITY INTEREST AND EQUITY LOSS.....      (108,958)         239,134              --         130,176
  Income taxes..........................       327,255         (265,480)e            --e         61,775
  Minority interest.....................        95,546          (20,450)d            --          75,096
  Equity loss -- share of partner
     company losses.....................      (516,690)              --         (20,382)c      (537,072)
  Equity loss -- goodwill
     amortization.......................      (299,298)              --         (77,608)c      (376,906)
  Equity loss -- impairment related.....      (157,768)              --              --        (157,768)
                                             ---------         --------        --------       ---------
NET LOSS................................     $(659,913)        $(46,796)       $(97,990)      $(804,699)
                                             =========         ========        ========       =========
  BASIC AND DILUTED LOSS PER SHARE......     $   (2.40)                                       $   (2.90)
BASIC AND DILUTED WEIGHTED AVERAGE
  SHARES OUTSTANDING....................       275,044                                          277,038f

 See notes to unaudited pro forma condensed consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   ECREDIT.COM
                                                INTERNET CAPITAL   RIGHTWORKS       PRO FORMA
                                                  GROUP, INC.      DISPOSITION     ADJUSTMENT    PRO FORMA
                                                ----------------   -----------     -----------   ---------
REVENUE.......................................    $    28,437       $  (6,147)g      $    --     $  22,290
                                                  -----------       ---------        -------     ---------
OPERATING EXPENSES:
  Cost of revenue.............................         17,259          (6,238)g           --        11,021
  Selling, general and administrative.........         91,443         (19,400)g           --        72,043
  Research and development....................         16,506          (6,048)g           --        10,458
  Stock-based compensation....................         10,790          (9,392)g           --         1,398
  Amortization of goodwill and other
    intangibles...............................         93,967         (82,809)g           --        11,158
  Impairment related and other................        752,297        (699,248)h           --        53,049
                                                  -----------       ---------        -------     ---------
  TOTAL OPERATING EXPENSES....................        982,262        (823,135)            --       159,127
                                                  -----------       ---------        -------     ---------
OPERATING LOSS:...............................       (953,825)        816,988             --      (136,837)
  Other income (loss) net.....................       (145,676)            (23)g           --      (145,699)
  Interest income.............................          7,385              --             --         7,385
  Interest (expense)..........................        (11,370)             16g            --       (11,354)
                                                  -----------       ---------        -------     ---------
INCOME (LOSS) BEFORE INCOME TAXES, MINORITY
  INTEREST AND EQUITY LOSS....................     (1,103,486)        816,981             --      (286,505)
  Income taxes................................        (25,785)             --             --       (25,785)
  Minority interest...........................         46,075         (13,088)g           --        32,987
  Equity loss-share of partner company
    losses....................................       (119,226)             --             --      (119,226)
  Equity loss-goodwill amortization...........        (74,039)             --             --       (74,039)
  Equity loss-impairment related..............       (415,850)             --         97,990i     (317,860)
                                                  -----------       ---------        -------     ---------
NET INCOME (LOSS) BEFORE CHANGE IN ACCOUNTING
  PRINCIPLE...................................    $(1,692,311)        803,893         97,990      (790,428)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE...................................    $    (7,886)             --             --        (7,886)
                                                  -----------       ---------        -------     ---------
NET INCOME (LOSS).............................    $(1,700,197)      $ 803,893        $97,990     $(798,314)
                                                  ===========       =========        =======     =========
BASIC AND DILUTED LOSS PER SHARE
  Prior to cumulative effect of change in
    accounting principle......................    $     (6.03)                                   $   (2.82)
  Cumulative effect of change in accounting
    principle.................................    $     (0.03)                                   $   (0.03)
                                                  -----------                                    ---------
                                                  $     (6.06)                                   $   (2.85)
                                                  ===========                                    =========
BASIC AND DILUTED WEIGHTED AVERAGE SHARES
  OUTSTANDING.................................        280,506                                      280,506

 See notes to unaudited pro forma condensed consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The unaudited pro forma condensed consolidated balance sheet as of March 31, 2001 gives effect to the disposition and deconsolidation of our 63% ownership interest in RightWorks.

     The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000 gives effect to the acquisition of our 42% ownership interest in eCredit.com as if the acquisition had occurred on January 1, 2000 and the disposition of our 63% interest in RightWorks as if the disposition had occurred June 15, 2000 (the date of acquisition). The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2001 gives effect to the disposition of our majority ownership in RightWorks as if the disposition had occurred June 15, 2000 (the date of acquisition) and the adjustment of our impairment charge related to eCredit.com to reflect the lower carrying value prior to the impairment charge on a proforma basis due to increased amortization of goodwill and equity loss on a proforma basis.

2. PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET ADJUSTMENTS

     The pro forma condensed consolidated balance sheet adjustments as of March 31, 2001 reflect:

     a) The disposition of RightWorks Corporation including the elimination of the assets held for sale in the amount of $69.6 million and the elimination of negative working capital of $13.4 million.

     b) The estimated proceeds of $56.2 million in i2 Technologies common stock upon the close of the sale of RightWorks.

3. PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS

     The pro forma condensed consolidated statement of operations adjustments for the year ended December 31, 2000 consist of:

     c) Equity loss has been adjusted to reflect our acquisition on June 9, 2000 of a 42% ownership interest in eCredit.com and the related interest in the income (loss) and amortization of the difference in our carrying value and ownership interest in the underlying net equity of eCredit.com. These adjustments include the effect of recording our interest in the loss of eCredit.com at our current ownership of 42% for the period January 1, 2000 to June 8, 2000 as well as recording the incremental increase in our interest in the loss resulting from the increase in our ownership interest from 39% at the date of acquisition to 42% for the period June 9, 2000 to December 31, 2000.

     d) The elimination of the operating results of RightWorks which was included in our consolidated results for the period June 15, 2000 to December 31, 2000.

     e) Income tax benefit has been adjusted $265,480 million for the year ended December 31, 2000 to reflect the tax effect of the pro forma adjustments. This adjustment is primarily the result of recording a valuation allowance on a pro forma basis against previously recognized deferred tax assets. This is due to the elimination of the deferred tax liability related to the book tax basis difference recorded upon our acquisition of RightWorks. Additionally, deferred tax benefits related to our losses in eCredit on a pro forma basis have been recorded net of a full valuation allowance as we believe it is unlikely we could recognize these benefits in future periods.

     f) Basic and diluted weighted average shares outstanding has been adjusted to reflect the issuance of approximately 4.7 million shares of our common stock for our ownership interest in eCredit.com as if the acquisition occurred on January 1, 2000.

                          INTERNET CAPITAL GROUP, INC.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     The pro forma condensed consolidated statement of operations adjustments for March 31, 2001 consist of:

     g) The elimination of the operating results of RightWorks which was included in our consolidated results for the period January 1, 2001 thru March 31, 2001.

     h) The elimination of our estimated loss on the sale of RightWorks for approximately 3.8 million shares of common stock of i2 Technologies based on i2 Technologies closing price of $14.50 per share on March 31, 2001.

     i) Adjustment of our impairment charge related to eCredit.com for the three months ended March 31, 2001 to reflect the impact of increased amortization of goodwill and equity loss related to eCredit.com on a proforma basis as if eCredit.com had been acquired on January 1, 2000. The increased amortization results in a lower carrying value in eCredit.com prior to our impairment charge and therefore decreases the charge necessary to adjust our basis in eCredit.com at March 31, 2001 on a pro forma basis.

                                 LEGAL MATTERS

     The validity of the common stock offered by us hereby will be passed upon for us by Dechert, Philadelphia, Pennsylvania. Dechert beneficially owns 41,664 shares of our common stock and warrants exercisable at $6.00 per share to purchase 41,666.66 shares of our common stock. Members of and attorneys associated with Dechert who participated in the preparation of this prospectus beneficially own an aggregate of 10,504 shares of our common stock and warrants exercisable at $6.00 per share to purchase 1,112 shares of our common stock.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of Internet Capital Group, Inc. as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, incorporated by reference herein and in the registration statement, have been audited by KPMG LLP, independent auditors, as set forth in their reports thereon incorporated by reference herein which, as to the year 1999, are based in part on the report of Deloitte and Touche LLP, independent auditors. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of eCredit.com, Inc. as of December 31, 1999 and 1998 and for the years then ended, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report which is incorporated by reference into this prospectus and registration statement. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and financial statement schedule of VerticalNet, Inc. as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, and upon the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a Web site that contains reports, proxy statements and other information that issuers file electronically with the SEC. You may review these filings at the SEC's Web site at http://www.sec.gov.

     This prospectus is part of a registration statement on Form S-4, including amendments, relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, the exhibits and schedules, some portions of which the SEC allows us to omit. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the

SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede prior information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

          1. our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2000;

          2. our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

          3. the description of our common stock contained in our registration statement on Form S-1 (Registration No. 333-78193) filed August 4, 1999;

          4. the consolidated financial statements of eCredit.com as of December 31, 1999 and 1998 and for the years then ended contained in our prospectus relating to 11,801,858 shares of our common stock filed pursuant to Rule 424 (Registration No. 333-34722) filed May 11, 2000; and

          5. our Current Report on Form 8-K filed with the SEC on June 29, 2001.

     We also incorporate by reference in this prospectus the following:

          1. the consolidated financial statements and financial statement schedule of VerticalNet, Inc. as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 as contained in VerticalNet, Inc.'s financial statements included in its Annual Report on Form 10-K, for the fiscal year ended December 31, 2000.

     You may request copies of these filings, at no cost, by writing or telephoning us at:

                              435 Devon Park Drive
                                  600 Building
                           Wayne, Pennsylvania 19087
                        Attention: Henry N. Nassau, Esq.
                           Telephone: (610) 989-0111

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               20,000,000 SHARES

                         [INTERNET CAPITAL GROUP LOGO]

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                             2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the General Corporation Law of the State of Delaware, Internet Capital Group has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Internet Capital Group's bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

     Internet Capital Group's certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to Internet Capital Group and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Internet Capital Group, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     Incorporated by reference to the Exhibit Index following page II-5

ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes:

          (1) That, prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registrant statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That, every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes:

          (1) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayne, County of Chester, Commonwealth of Pennsylvania on the 29th day of June, 2001.

                                          INTERNET CAPITAL GROUP, INC.

                                          By: /s/ WALTER W. BUCKLEY, III
                                            ------------------------------------
                                                   Walter W. Buckley, III
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Walter W. Buckley, III and Edward H. West, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----
            /s/ WALTER W. BUCKLEY, III               President, Chief Executive Officer   June 29, 2001
---------------------------------------------------    and Director (principal executive
              Walter W. Buckley, III                               officer)

                /s/ EDWARD H. WEST                   Chief Financial Officer (principal   June 29, 2001
---------------------------------------------------    financial and accounting officer)
                  Edward H. West

               /s/ WARREN V. MUSSER                               Director                June 29, 2001
---------------------------------------------------
                 Warren V. Musser

                /s/ KENNETH A. FOX                                Director                June 29, 2001
---------------------------------------------------
                  Kenneth A. Fox

                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----


             /s/ ROBERT E. KEITH, JR.                             Director                June 29, 2001
---------------------------------------------------
               Robert E. Keith, Jr.

               /s/ MICHAEL D. ZISMAN                              Director                June 29, 2001
---------------------------------------------------
                 Michael D. Zisman

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                               DOCUMENT
-------                              --------
 2.1       Agreement of Merger, dated February 2, 1999, between
           Internet Capital Group, L.L.C. and Internet Capital Group,
           Inc. (incorporated by reference to Exhibit 2.1 to the
           Registration Statement on Form S-1 filed by the Company on
           May 11, 1999 (Registration No. 333-78193) (the "IPO
           Registration Statement"))
 3.1       Restated Certificate of Incorporation (incorporated by
           reference to Exhibit 2.1 to the Registration Statement on
           Form 8-A filed by the Company on August 4, 1999
           (Registration No. 000-26989) (the "8-A Registration
           Statement"))
 3.2       Amended and Restated Bylaws (incorporated by reference to
           Exhibit 2.2 to the 8-A Registration Statement)
 4.1       Specimen Certificate for Internet Capital Group's Common
           Stock (incorporated by reference to Exhibit 4.1 to Amendment
           No. 3 to the IPO Registration Statement filed by the Company on August 2, 1999 (Registration No. 333-78193) (the "IPO
           Amendment No. 3"))
 4.2       Indenture between Internet Capital Group, Inc. and Chase
           Manhattan Trust Company, National Association, as Trustee,
           for the 5 1/2% Convertible Subordinated Notes due 2004
           (incorporated by reference to Exhibit 4.2 to the Company's
           Annual Report on Form 10-K filed on March 16, 2000 (File No.
           000-26929) (the "10-K Annual Report"))
 4.3       Form of 5 1/2% Convertible Subordinated Notes due 2004 of
           Internet Capital Group (incorporated by reference to Exhibit
           4.2 to the 10-K Annual Report)
 5.1*      Opinion of Dechert
10.1       Internet Capital Group, L.L.C. 1998 Equity Compensation Plan
           (incorporated by reference to Exhibit 10.1 to the IPO
           Registration Statement)
10.1.1     Internet Capital Group, Inc. 1999 Equity Compensation Plan
           (incorporated by reference to Exhibit 10.1.1 to the IPO
           Registration Statement)
10.1.2     Internet Capital Group, Inc. 1999 Equity Compensation Plan
           as Amended and Restated May 1, 1999 (incorporated by
           reference to Exhibit 10.1.2 to the IPO Registration
           Statement)
10.1.3     Amendment No. 1 to the Internet Capital Group, Inc. 1999
           Equity Compensation Plan as Amended and Restated May 1, 1999
           (incorporated by reference to Exhibit 10.1.3 to Amendment
           No. 2 to the IPO Registration Statement filed by the Company on July 16, 1999 (Registration No. 333-79193) (the "IPO
           Amendment No. 2"))
10.1.4     Separation of Employment Agreement and General Release
           between Nigel Andrews and Internet Capital Group, Inc. dated
           March 2, 2001 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (Commission File No. 000-26929) (the
           "10-Q")
10.2       Internet Capital Group, L.L.C. Option Plan for Non-Employee
           Managers (incorporated by reference to Exhibit 10.2 to the
           IPO Registration Statement)
10.2.1     Internet Capital Group, Inc. Directors' Option Plan
           (incorporated by reference to Exhibit 10.2.1 to the IPO
           Registration Statement)
10.3       Internet Capital Group, L.L.C. Membership Profit Interest
           Plan (incorporated by reference to Exhibit 10.3 to the IPO
           Registration Statement)
10.4       Form of Internet Capital Group, Inc. Long-Term Incentive
           Plan (incorporated by reference to Exhibit 10.4 to the 10-K
           Annual Report)
10.5       Credit Agreement dated as of April 30, 1999 by and among
           Internet Capital Group, Inc., Internet Capital Group
           Operations, Inc., the Banks named therein and PNC Bank, N.A.
           (incorporated by reference to Exhibit 10.26 to the IPO
           Registration Statement)
10.5.1     Amended and Restated Limited Liability Company Agreement of
           Internet Capital Group, L.L.C., dated January 4, 1999
           (incorporated by reference to Exhibit 10.5.1 to the IPO
           Registration Statement)

EXHIBIT
NUMBER                               DOCUMENT
-------                              --------
10.6       Securities Holders Agreement dated February 2, 1999 among
           Internet Capital Group, Inc. and certain holders named
           therein (incorporated by reference to Exhibit 10.6 to the
           IPO Registration Statement)
10.7       Securities Purchase Agreement dated as of December 28, 1999 between Weirton Steel Corporation and Internet Capital
           Group, Inc. This exhibit contains a list of schedules to the exhibit, all of which have been omitted. Upon request of the
           Securities and Exchange Commission, the Company will furnish a copy to it supplementally (incorporated by reference to
           the Company's Current Report on Form 8-K filed January 11,
           2000 (File No. 0-26929))
10.8       Stock Purchase Agreement dated as of March 7, 2000 between
           Rain Acquisition Corp. and RightWorks (incorporated by
           reference to the Company's Current Report on Form 8-K filed
           June 29, 2000 (File No. 0-26929))
10.9       Stock Exchange Agreement dated as of March 7, 2000 between
           Rain Acquisition Corp. and Vani Kola (incorporated by
           reference to the Company's Current Report on Form 8-K filed
           June 29, 2000 (File No. 0-26929))
10.10      Exchange Offer Agreement dated as of February 24, 2000 by
           and among eCredit.com, Inc., Internet Capital Group, Inc.
           and ICG Holdings, Inc. (incorporated by reference to Exhibit
           2.2 of the Registrant's Registration Statement on Form S-4
           filed April 13, 2000 (Registration No. 333-34722) (the
           "S-4"))
10.11      Recapitalization and Exchange Offer Agreement and Plan of
           Reorganization by and among Internet Capital Group, Inc.,
           Rain Acquisition Corp., RightWorks Corporation, Suhas Patal,
           as Shareholder Representative, and Chase Manhattan Trust
           Company, National Association, as Escrow Agent, dated as of
           March 7, 2000 (incorporated by reference to Exhibit 2.3 of the S-4)
10.12      Rights Agreement, dated as of November 22, 2000, between
           Internet Capital Group, Inc. and ChaseMellon Shareholder
           Services, L.L.C., as Rights Agent, which includes as Exhibit
           B thereto the Form of Rights Certificate, incorporated by
           reference to Exhibit 1.1 to Internet Capital Group, Inc.'s
           Registration Statement on Form 8-A, dated December 1, 2000
           (incorporated by reference to the Company's Current Report on Form 8-K filed December 1, 2000 (File No. 0-26929))
10.13      Form of Internet Capital Group, Inc. Common Stock Purchase
           Warrant dated May 10, 1999 issued in connection with the May
           10, 1999 Convertible Notes (incorporated by reference to
           Exhibit 10.21 to the IPO Registration Statement)
10.14      Form of Internet Capital Group, Inc. Convertible Note dated
           May 10, 1999 (incorporated by reference to Exhibit 10.22 to the IPO Registration Statement)
10.15      Stock Purchase Agreement between Internet Capital Group,
           Inc. and Safeguard Scientifics, Inc. (incorporated by
           reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)
10.16      Stock Purchase Agreement between Internet Capital Group,
           Inc. and International Business Machines Corporation
           (incorporated by reference to Exhibit 10.23.1 to the IPO
           Amendment No. 2)
10.17      Letter describing the oral lease between Internet Capital
           Group and Safeguard Scientifics, Inc. for premises located in Wayne, Pennsylvania (incorporated by reference to Exhibit
           10.24 to Amendment No. 1 to the IPO Registration Statement
           filed by the Company on June 22, 1999 (Registration No.
           333-78913) (the "IPO Amendment No. 1"))
10.18      Form of Office Lease between Friends' Provident Life Office and IBIS (505) Limited for premises located in London,
           England (incorporated by reference to Exhibit 10.11 to
           Amendment No. 3 to the Registration Statement filed by the
           Company on December 15, 1999 (Registration No. 333-91447)
           (the "Follow-on Amendment No. 3"))

EXHIBIT
NUMBER                               DOCUMENT
-------                              --------
10.19      Office Lease dated September, 1999 between Internet Capital
           Group Operations, Inc. and 45 Milk Street, L.P. for premises located in Boston, Massachusetts (incorporated by reference to Exhibit 10.12 to the Registration Statement filed by the
           Company on November 22, 1999 (Registration No. 333-91447)
           (the "Follow-on Registration Statement"))
10.20      Office Lease dated February 25, 1999 between OTR and
           Internet Capital Group Operations, Inc. for premises located in San Francisco, California (incorporated by reference to
           Exhibit 10.28 to the IPO Amendment No. 1)
10.20.1    Sublease Agreement between Internet Capital Group
           Operations, Inc. and RightWorks Corporation, dated January
           16, 2001 (incorporated by reference to Exhibit 10.3 to the
           10-Q)
10.21      Lease dated March 24, 2000 between Friends' Provident Life
           Office and Internet Capital Group (Europe) Limited for first floor office and sixth floor apartment premises located in
           London, England (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the
           quarter ended June 30, 2000)
10.22      Lease dated March 29, 2000 between Friends' Provident Life
           Office and Internet Capital Group (Europe) Limited for
           ground floor office premises located in London, England
           (incorporated by reference to Exhibit 10.2 to the Company's
           Quarterly Report on Form 10-Q for the quarter ended June 30,
           2000)
10.23      Lease dated January 1, 2000 between Bebob Associates and
           Internet Capital Group, Inc. for premises located in Wayne,
           Pennsylvania (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000)
10.24      Amendment to Lease dated February 1, 2000 between Bebob
           Associates and Internet Capital Group, Inc. for additional space in Wayne, Pennsylvania (incorporated by reference to
           Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q
           for the quarter ended June 30, 2000)
10.25      Second Amendment to Lease dated May 9, 2000 between Bebob
           Associates, Inc. and Internet Capital Group, Inc.
           (incorporated by reference to Exhibit 10.5 to the Company's
           Quarterly Report on Form 10-Q for the quarter ended June 30,
           2000)
10.26      Third Amendment to Lease dated November 29, 2000 between
           Bebob Associates, Inc. and Internet Capital Group, Inc.
           (incorporated by reference to Exhibit 10.26 to the Company's
           Annual Report on Form 10-K for the year ended December 31,
           2000 (Commission File No. 000-26929) (the "2000 10-K"))
10.27      Assignment and Assumption Agreement dated December 31, 2000 among Internet Capital Group, Inc., Internet Capital Group
           Operations, Inc. and Bebob Associates (incorporated by
           reference to Exhibit 10.27 to the 2000 10-K)
10.28      Lease dated March 27, 2000 between the Equitable Life
           Assurance Society of the United States and Internet Capital
           Group, Inc. for premises located in Boston, Massachusetts
           (incorporated by reference to Exhibit 10.6 to the Company's
           Quarterly Report on Form 10-Q for the quarter ended June 30,
           2000)
10.29      Short Term Lease Agreement dated April 21, 2000 between
           EOP-One Market, LLC and Internet Capital Group, Inc. for
           premises in San Francisco, California (incorporated by
           reference to Exhibit 10.7 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000)
10.30      Credit Agreement dated as of April 30, 1999 by and among
           Internet Capital Group, Inc., Internet Capital Group
           Operations, Inc., the Banks named therein and PNC Bank, N.A.
           (incorporated by reference to Exhibit 10.26 to the IPO
           Registration Statement)
10.31      Amendment No. 1 to the Credit Agreement dated October 27,
           1999 by and among Internet Capital Group, Inc., Internet
           Capital Group Operations, Inc., the Banks named therein and
           PNC Bank, N.A. (incorporated by reference to Exhibit 10.15 to the Follow-on Registration Statement)

EXHIBIT
NUMBER                               DOCUMENT
-------                              --------
10.31.1    Amendment No. 2 to the Credit Agreement dated November 19,
           1999 by and among Internet Capital Group, Inc., Internet
           Capital Group Operations, Inc., the Banks named therein and
           PNC Bank, N.A. (incorporated by reference to Exhibit 10.15.1 to the Follow-on Registration Statement)
10.31.2    Amended and Restated Amendment No. 2 to the Credit Agreement
           dated December 19, 1999 by and among Internet Capital Group,
           Inc., Internet Capital Group Operations, Inc., the Banks
           named therein and PNC Bank, N.A. (incorporated by reference to Exhibit 10.15.2 to the Follow-on Registration Statement)
10.31.3    Amendment No. 3 to the Credit Agreement dated February 25,
           2000 by and among Internet Capital Group, Inc., Internet
           Capital Group Operations, Inc., the Banks named therein and
           PNC Bank, N.A. (incorporated by reference to Exhibit 10.15.3 to the 10-K Annual Report)
10.31.4    Amended and Restated Credit Agreement dated March 28, 2000 by and among Internet Capital Group, Inc., ICG Holdings,
           Inc., The Banks Party Thereto, PNC Bank, National
           Association, as Administrative Agent, Bank of America, N.A.,
           and Deutsche Bank AG New York Branch/Cayman Island Branch,
           as Co-Syndication Agents and PNC Capital Markets, Inc., as
           Lead Arranger (incorporated by reference to Exhibit 10.31 to the S-4)
10.32      Benchmarking Partners, Inc. Option Agreement dated January
           1, 1997 by and between Christopher H. Greendale and Internet
           Capital Group, L.L.C. (incorporated by reference to Exhibit
           10.28 to the IPO Registration Statement)
10.32.1    Amendment to Benchmarking Partners, Inc. Option Agreement
           dated July 19, 1999 by and between Christopher H. Greendale and Internet Capital Group, Inc. (incorporated by reference to Exhibit 10.29.1 to the IPO Amendment No. 3)
10.33      Syncra Software, Inc. Option Agreement dated August 1, 1998 by and between Michael H. Forster and Internet Capital
           Group, L.L.C. (incorporated by reference to Exhibit 10.29 to the IPO Registration Statement)
10.34      Letter Agreement between Internet Capital Group, L.L.C. and
           Douglas Alexander dated July 18, 1997 (incorporated by
           reference to Exhibit 10.31 to IPO Amendment No. 1)
10.35      Letter Agreement between Internet Capital Group, L.L.C. and
           Robert Pollan dated April 27, 1998 (incorporated by
           reference to Exhibit 10.32 to IPO Amendment No. 1)
10.36      Form of Promissory Note issued in connection with the
           exercise of Internet Capital Group's stock options in May,
           June and July of 1999 (incorporated by reference to Exhibit
           10.33 to IPO Amendment No. 1)
10.37      Form of Restrictive Covenant Agreement issued in connection with the exercise of Internet Capital Group's stock options in May, June and July of 1999 (incorporated by reference to
           Exhibit 10.34 to IPO Amendment No. 1)
10.38      Securities Purchase Agreement dated October 27, 1999 by and among eMerge Interactive, Inc., J. Technologies, LLC and
           Internet Capital Group, Inc. (incorporated by reference to the Company's Current Report on Form 8-K filed November 22,
           1999 (File No. 0-26929))
10.39      Joint Venture Agreement dated October 26, 1999 by and
           between Internet Capital Group, Inc. and Safeguard
           Scientifics, Inc. (incorporated by reference to Exhibit
           10.23 to the Follow-on Registration Statement)
10.40      Purchase Agreement dated November 5, 1999 between
           JusticeLink, Inc. and Internet Capital Group, Inc.
           (incorporated by reference to Exhibit 10.24 to the
           Registration Statement filed by the Company on December 6,
           1999 (Registration No. 333-91447) ("Follow-on Amendment No.
           1"))
10.41      Purchase Agreement dated December 6, 1999 between Internet
           Capital Group, Inc. and AT&T Corp. (incorporated by
           reference to Exhibit 10.25 to Follow-on Amendment No. 1)
10.42      Purchase Agreement dated December 6, 1999 between Internet
           Capital Group, Inc. and Internet Assets, Inc. (incorporated by reference to Exhibit 10.26 to Follow-on Amendment No. 1)

 10.43       Purchase Agreement dated December 6, 1999 between Internet
             Capital Group, Inc. and Ford Motor Company (incorporated by reference to Exhibit 10.27 to Follow-on Amendment No. 3)
 10.44       Sublease Agreement dated January 6, 2000 between SP
             Investments Inc. and Internet Capital Group, Inc. for
             premises located in Seattle, Washington (incorporated by
             reference to Exhibit 10.30 to the 10-K Annual Report)
 11.1        Statement Regarding Computation of Per Share Earnings
             (incorporated by reference herein to the 2000 10-K at Note
             1-"Significant Accounting Policies" in the subsection "Net
             Income (Loss) Per Share" to the Consolidated Financial
             Statements and Note 3-"Net Income (Loss) Per Share" to the
             Consolidated Financial Statements)
 21.1        Subsidiaries of Internet Capital Group (incorporated by
             reference to Exhibit 21.1 to the 2000 10-K)
 23.1        Consent of KPMG LLP regarding Internet Capital Group, Inc.
 23.2        Consent of Ernst & Young LLP regarding eCredit.com, Inc.
 23.3        Consent of Deloitte & Touche LLP regarding Onvia.com, Inc.
 23.4        Consent of KPMG LLP regarding VerticalNet, Inc.
 23.5*       Consent of Dechert
 24.1        Power of Attorney (included on signature pages hereto)
 99.1        Consolidated Financial Statements of VerticalNet, Inc.
             (incorporated by reference to VerticalNet, Inc.'s financial statements included in its Report on Form 10-K for the year ended December 31, 2000, filed on April 2, 2001)

---------------
* To be filed by amendment.